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                                   EXHIBIT 21

                          SUBSIDIARIES OF NUMEREX CORP.


Numerex Investment Corp.                                    (Tier 1)
         Bronzetech Limited                                 (Tier 2)
         DCX Systems                                        (Tier 2)
         DCX Systems (Australia) Pty Limited                (Tier 2)
DCX Systems, Inc.                                           (Tier 1)
Digilog, Inc.                                               (Tier 1)
Broadband Networks, Inc(1).                                 (Tier 1)
Cellemetry LLC(2)
         Uplink Security, Inc.                              (Tier 2)

(1) Company owns 95.7% of outstanding common stock, which upon the exercise of employee stock options, could be reduced to 84.2%.

(2) Company owns 60%. Remaining 40% owned by BellSouth Wireless, LLC.

                                      E-17